621 SEVENTEENTH STREET SUITE 1550 DENVER, COLORADO 80293	TELEPHONE (303) 623-9147 FAX (303) 623-4258

EXHIBIT 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Registration Statement on Form S-1 of Ute Energy Upstream Holdings LLC and the related prospectus that is a part thereof. We hereby further consent to the use in such Registration Statement and prospectus of information contained in our reports setting forth the estimates of reserves and revenues from Ute Energy Upstream Holdings LLC as of December 31, 2010 and December 31, 2011. We also consent to the inclusion of our reports dated as of December 31, 2010 and December 31, 2011 as appendices to the prospectus included in such registration statement.

We further consent to the reference to this firm under heading “EXPERTS”.

Very truly yours,

/s/ Ryder Scott Company, L.P.

Ryder Scott Company, L.P.

June 15, 2012

Denver, CO